Exhibit 99.2

FOR IMMEDIATE RELEASE

Dr. Carlo Croce joins Trovagene as Scientific Consultant and Member of the Company’s Scientific Advisory Board

Internationally recognized cancer researcher and physician strengthens Trovagene’s scientific expertise in cancer genetics

SAN DIEGO, CA — May 1, 2012 — Trovagene, Inc. (Pink Sheets:  TROV.PK), a developer of trans-renal molecular diagnostics, announced today that Dr. Carlo M. Croce has joined the Company’s Scientific Advisory Board.

Dr. Croce is the John W. Wolfe Chair in Human Cancer Genetics, and Chairman, Department of Molecular Virology, Immunology and Medical Genetics and also Director of the Human Cancer Genetics Program and the Genetics Institute at Ohio State University (OHSU).

Dr. Croce is globally recognized for his groundbreaking research into the genetic mechanisms involved in the development of cancer. During his career he has discovered and characterized numerous oncogenes and established the role of microRNAs in cancer development and progression.

“We are honored that Dr. Croce will be collaborating with Trovagene”, states Antonius Schuh, Ph.D., Trovagene’s Chief Executive Officer. “His outstanding expertise regarding the molecular mechanisms underlying the development of cancer is highly relevant to Trovagene’s focus in molecular oncology diagnostics”, he continues.

Dr. Croce has authored and co-authored more than 875 peer-reviewed publications and is the recipient of more than 30 prestigious awards. He has played a critical role in the formation and development of numerous successful biotechnology companies, most notably as a co-founder of Centocor Inc. which was acquired by Johnson & Johnson in 1999 for $4.9 billion in stock.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.

Trovagene has a dominant patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in CLL (chronic lymphocytic leukemia) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.